EXHIBIT 99.2


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Q2 2013 speech

Good morning. I'm Dan O'Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for second quarter 2013.

Prior to commenting specifically on the financials, I'd like to speak about where we are in our major projects and what we expect for the next quarters.

Revenue was up substantially in second quarter 2013 compared to 2012 and up for the half year as well. We believe this is caused by continued growth in our NanoChem division market verticals combined with agricultural sales delayed from Q1. A cold, late spring after a drought in 2012 appears to have shifted some sales this year.

The NanoChem division represents most of the revenue of FSI. This division makes poly-aspartic acid called TPA for short, a biodegradable protein with many valuable uses.

Our sugar to aspartic acid plant, in Alberta, is now in operation. Our corporate policy is not to provide volume information or details of production. However, revenue is ongoing, we are depreciating the factory and the Taber production team is focused on continuous increases in quantity, efficiency and quality. Aspartic acid from the Taber plant is shipped to our Peru IL plant where it is converted to polyaspartic acid for onward sale to our customers.

TPA is used in agriculture to increase crop yield. The method of action is through limiting crystal embryo growth between fertilizer ions in the soil. When embryonic crystals are prevented from transforming into fully crystalline form by TPA, the fertilizer remains available to plants further into the growing season. The firm but light attraction between the TPA and the fertilizer ions also prevents fertilizer run-off. Keeping fertilizer easily available to crops results in better yield with the same level of fertilization. In North America alone, the wholesale market is estimated at over $2 billion a year and most crops are able to use TPA profitably. Sales into agriculture grew quickly in 2012 and that strength has carried forward into 2013 but with a dip in the growth rate we attribute to weather conditions in 2012 and early 2013. Our internal sales team is focused on supporting our best distributors, helping the others improve their performance and identifying additional distribution opportunities.

TPA in agriculture is a unique economic situation for all links in the sales to end user chain. With many products the economic value is good for all but one party, most commonly the farmer - who is asked to accept a soft value such as convenience instead of the cash profit accruing to the other parties. Not so for
TPA: FSI earns a fair profit on manufacturing, distribution earns a strong profit selling to dealers, dealers make good profits selling to growers, yet the

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grower still earns a great profit from the extra crops he produces with the same land and fertilizer program. More than 300 trials over the last 15 years have demonstrated that investing $20 per acre in TPA can payback $60 to $100 or more. We believe this is an excellent basis for long-term growth in sales.

TPA is also a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. Our sales into this market are well established and growing steadily but can be subject to temporary reductions when production is cut back or when platforms are shut down for reconditioning.

Industrially, TPA is used in high quality dish and laundry detergents that wish to be as biodegradable as possible. TPA is also an excellent choice for water treatment processes but customers need to accept a small cost premium compared to poly-acrylates. We have recently identified 2 additional industrial uses with significant volume potential and will be conducting trials and beginning sales over the next 6 - 8 quarters.

Q3, Q4 and the start of 2014

We are optimistic. Our products are best in their class and there appears to be less volatility in world economic conditions compared to last year. We are not able to provide specific growth predictions because, even with loyal, growing customers and new sales opportunities in multiple markets, our sales are purchase order by purchase order rather than long term uptake contracts. It is unrealistic to give numerical guidance under these conditions. We are comfortable predicting that full year 2013 revenue will be higher than 2012. Our best estimate is that Q3 will resemble the year earlier period but with some growth and that in Q4 we may see faster year over year growth due to pre-ordering of agricultural TPA for the 2014 season. In 2014 we expect additional growth in revenue with the usual lumpy quarterly numbers because of customer behavior, weather, crop pricing and the other variables of our business.

Highlights of the financial results:

Sales for the quarter increased 30% to $4.88 million compared with $3.76 million for Q2 2012. The result is a gain of $70 thousand or $0.01 per share in the 13 period, compared to a loss of $466 thousand or $0.04 per share, in 2012.

Now that Alberta factory is operating, a biomass expense is no longer given in the news release. Instead, due to the generation of revenue from that facility, expenses are included in operations. In addition, depreciation of the factory has begun and is being applied against income from all divisions.

Working capital is very adequate. FSI's sales tend to be larger during the first half of the year, resulting in higher accounts receivable, lower cash and lower inventory. The Company's growth is supported by its mostly unused, $6.4 million line of credit with a Chicago based bank. Because of the out-size effects of depreciation, stock option expenses and one-time items on the financials of small companies, FSI also provides a non-GAAP measure useful for judging year over year success. "Operating cash flow" is arrived at by removing depreciation,

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option  expenses and one-time items from the statement of operations.  For first half 2013, operating cash flow was $975 thousand, 7 cents per share compared to $1.17 million and 9 cents per share in 2012. Detailed information on how to reconcile GAAP with non-GAAP numbers is included in our news release of August 14th.

Net income and income tax: As a result of our January 1st, 2013 change in accounting for Taber, AB operations and its historical losses, our taxable income is greatly reduced. Until all the historical losses from Taber are applied against future income, we suggest that reviewing the quarterly and annual changes in current assets, current liabilities and long term debt will help show the forward momentum of the Company.

Last, our other product lines, Watersavr and swimming pools are being emphasized less than the NanoChem division while maintaining the long-term opportunities and limiting cash and management costs. Swimming pool sales are steady and we think that a new distributor in Western Europe will have a significant upward effect on pool division revenue over the next year.

Watersavr sales are more difficult to predict. We are continuing our efforts in Turkey, Morocco, Chile, Senegal, parts of East-Asia and Australia. Small sales are expected at intervals through the year. The drought last summer has continued in the Colorado River Basin resulting in several small sales and dozens of inquiries; some with quite large potential. The successful trial in 2012 on Lake Sahara in Las Vegas has provided concrete evidence that Watersavr works safely in the US southwest and saves water at low cost to the water owner.

The text of this speech will be available on our website by Friday Aug. 16th and
email   copies  can  be   requested   from   Jason   Bloom  at  1800  661  3560.
[Jason@flexiblesolutions.com]

Thank you, the floor is open for questions


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